                                                                    Exhibit 99

                                                                Exhibit 12(A)(4)


                       THE ENDOWMENT REGISTERED FUND, L.P.
                          THE ENDOWMENT TEI FUND, L.P.
                             (EACH, A "FEEDER FUND")
                         THE ENDOWMENT MASTER FUND, L.P.
                               (THE "MASTER FUND")
                           (COLLECTIVELY, THE "FUNDS")

                      PROXY VOTING POLICIES AND PROCEDURES

I. STATEMENT OF PRINCIPLE

The Funds seek to assure that proxies received by the Funds are voted in the best interests of the Funds' stockholders and have accordingly adopted these procedures.

II. DELEGATION OF PROXY VOTING/ADOPTION OF ADVISER AND SUB-ADVISER POLICIES

Except as provided in Section III below, each Fund delegates the authority to vote proxies related to portfolio securities to Endowment Advisers, L.P. (the "Adviser"), as investment adviser to each Fund. For each portion of the Fund's portfolio managed by a sub-adviser retained to provide day-to-day portfolio management for that portion of the Fund's portfolio (each, a "Sub-Adviser"), the Adviser in turn may delegate its proxy voting authority to the Sub-Adviser responsible for that portion of the Fund's portfolio. The Board of Directors of each Fund adopts the proxy voting policies and procedures of the Adviser and Sub-Advisers as the proxy voting policies and procedures that will be used by each of these respective entities when exercising voting authority on behalf of the Fund. These policies and procedures are attached hereto.

III. RETENTION OF PROXY VOTING AUTHORITY

With respect to proxies issued by the Master Fund, the Feeder Funds do not delegate to the Adviser, but instead retain, their proxy voting authority. After receiving a proxy issued by the Master Fund, the Feeder Fund will hold a meeting of its Partners at which the Partners will vote their Interests to instruct the Feeder Fund to vote for or against the matter presented by the Master Fund. The Feeder Fund will then calculate the proportion of Interests voted for to those voted against (ignoring for purposes of this calculation the Interests for which it receives no voting instructions) and will subsequently vote its Interests in the Master Fund for or against the matter in the same proportion.

IV. CONSENT IN THE EVENT OF A CONFLICT OF INTEREST

If for a particular proxy vote the Adviser or Sub-Adviser seeks a Fund's consent to vote because of a conflict of interest or for other reasons, any two independent directors of the Fund may provide the Fund's consent to vote.

V. ANNUAL REVIEW OF PROXY VOTING POLICIES OF ADVISER AND SUB-ADVISERS

The Board of Directors of each Fund will review on an annual basis the proxy voting policies of the Adviser and Sub-Advisers applicable to the Fund.

Dated: March 10, 2004, as amended March 17, 2005.

                            ENDOWMENT ADVISERS, L.P.

                      PROXY VOTING POLICIES AND PROCEDURES


The following are proxy voting policies and procedures ("Policies and Procedures") adopted by Endowment Advisers, LP ("Endowment Advisers"), an investment adviser registered with the U.S. Securities and Exchange Commission ("SEC") under the Investment Advisers Act of 1940, as amended ("Advisers Act"), with respect to voting securities held by client portfolios. Clients include The Endowment Registered Fund, L.P., The Endowment TEI Fund, L.P. and The Endowment Master Fund, L.P. (the "Funds") each of which is an investment company registered with the SEC under the Investment Company Act of 1940, as amended ("1940 Act"), and may include in the future other registered investment companies as well as individuals, partnerships and corporations. These Policies and Procedures are adopted to ensure compliance by Endowment Advisers with Rule 206(4)-6 under the Advisers Act and other applicable fiduciary obligations under rules and regulations of the SEC and interpretations of its staff. Endowment Advisers follows these Policies and Procedures for each of its clients as required under the Advisers Act and other applicable law, unless expressly directed by a client in writing to refrain from voting that client's proxies or to vote in accordance with the client's proxy voting policies and procedures. With respect to the Funds, Endowment Advisers follows both these Policies and Procedures and the proxy voting policies and procedures adopted by the Funds and their Boards of Directors.

I. DEFINITIONS

A. "Best interest of clients". In the view of Endowment Advisers, this means clients' best economic interest over the long term -- that is, the common interest that all clients share in seeing the value of a common investment increase over time. Clients may have differing political or social interests, but their best economic interest is generally uniform.

B. "Material conflict of interest". Circumstances when Endowment Advisers, or any member of its senior management or any of its portfolio managers or portfolio analysts, knowingly does business with a particular proxy issuer or closely affiliated entity which may appear to create a material conflict between the interests of Endowment Advisers and the interests of its clients in how proxies of that issuer are voted.

II. GENERAL POLICY

Where Endowment Advisers is given responsibility for voting proxies, we must take reasonable steps under the circumstances to ensure that proxies are received and voted with a view to enhancing the value of the shares of stock held in client accounts.

These Policies and Procedures expressly address the voting of proxies or securities with respect to which the issuers solicit proxies to vote on proposals that are put to a vote of shareholders. Each Fund may invest all or some portion of its assets in the securities of privately placed investment vehicles ("Private Investment Funds"), which do not typically convey traditional voting rights to the holder, and the occurrence of corporate governance or other notices for this type of investment is substantially less that that encountered in connection with registered equity securities. On occasion, however, each Fund or its general partner(s) may receive notices from the Private Investment Funds seeking the consent of holders in order to materially change certain rights within the structure of the security issued by the Private Investment Fund or change material terms of the Private Investment Fund's constituent documents. Endowment Advisers shall follow these Policies and Procedures, to the extent applicable, in exercising the rights of the Funds to vote or consent in connection with its investments in Private Investment Funds. The Advisor shall take such action as may be necessary to enable the Funds to comply with all disclosure and recordkeeping obligations imposed by applicable rules and regulations.

The financial interest of our clients is the primary consideration in determining how proxies should be voted. In the case of social and political responsibility issues that in our view do not primarily involve financial considerations, the diversity of our clients means that we are unable to represent each such view in each instance. Thus, Endowment Advisers exercises its vote on these issues in what it believes to be the best economic interests of its clients unless a private account client has provided specific instructions otherwise for its voting securities. When making specific proxy decisions, Endowment Advisers generally adheres to its specific voting policies contained in Section VI herein. The guidelines set forth positions of Endowment Advisers on recurring issues and criteria for addressing non-recurring issues. The general voting policies of Endowment Advisers are described below.

III. GENERAL VOTING POLICIES

     A. Client's Best Interest. These Policies and Procedures are designed and implemented in a way that is reasonably expected to ensure that proxies are voted in the best interest of clients. Proxies will be voted with the aim of furthering the best economic interests of clients, promoting high levels of corporate governance and adequate disclosure of company policies, activities and returns, including fair and equal treatment of shareholders.

     B. Shareholder Activism. Endowment Advisers seeks to develop relationships with the management of portfolio companies to encourage transparency and improvements in the treatment owners and stakeholders. Thus, Endowment Advisers may engage in dialogue with the management of portfolio companies with respect to pending proxy voting issues.

     C. Case-by-Case Basis. While these Policies and Procedures guide our decisions, each proxy vote is ultimately cast on a case-by-case basis, taking into consideration the contractual obligations under the advisory agreement or comparable document, and all other relevant facts and circumstances at the time of the vote. Endowment Advisers may cast proxy votes in favor of management proposals or seek to change the views of management, considering specific issues as they arise on their merits. Endowment Advisers may also join with other investment managers in seeking to submit a shareholder proposal to a company or to oppose a proposal submitted by the company. Any such action is primarily based on grounds of fundamental share value.

     D. Individualized. These Policies and Procedures are tailored to suit the advisory business of Endowment Advisers and the types of securities portfolios it manages. To the extent that clients have adopted their own procedures, Endowment Advisers may vote the same securities differently depending upon clients' directions.

     E. Material Conflicts of Interest. Material conflicts are resolved in the best interest of clients. When a material conflict of interest between Endowment Advisers and its respective client(s) is identified, Endowment Advisers will choose among the procedures set forth in Section IV.B.2.b.3, below, to resolve such conflict.

     F. Limitations. The circumstances under which Endowment Advisers may take a limited role in voting proxies, include the following.

          1. No Responsibility. Endowment Advisers will not vote proxies for client accounts in which the client contract specifies that Endowment Advisers will not vote. Under such circumstances, the clients' custodians ("Custodians") are instructed to mail proxy material directly to such clients.

          2. Limited Value. Endowment Advisers may abstain from voting a client proxy if the effect on shareholders' economic interests or the value of the portfolio holding is indeterminable or insignificant.

          3. Unjustifiable Costs. Endowment Advisers may abstain from voting a client proxy for cost reasons.

          4. Securities Lending Arrangements. If voting securities are part of a securities lending program, Endowment Advisers may be unable to vote while the securities are on loan.

          5. Special Considerations. The responsibilities of Endowment Advisers for voting proxies are determined generally by its obligations under each advisory contract or similar document. If a client requests in writing that Endowment Advisers vote its proxy in a manner inconsistent with these Policies and Procedures, Endowment Advisers may follow the client's direction or may request that the client vote the proxy directly. As a courtesy to certain clients, Endowment Advisers may, from time to time, agree to vote proxies on securities over which Endowment Advisers holds no discretionary management authority. Endowment Advisers is under no obligation to vote these securities as they are not part of the clients' managed accounts, Endowment Advisers exercises no discretion over such securities, and they are not generally included in the securities which Endowment Advisers follows as an investment adviser. To the extent that Endowment Advisers has agreed to perform the courtesy service of mechanically casting the vote on any such securities and no specific voting instructions are provided by the client(s), Endowment Advisers will not research the companies and will either vote with management or abstain unless the security being voted happens to be covered by Endowment Advisers in its capacity as investment adviser.

     G. Sources of Information. Endowment Advisers may conduct research internally and/or use the resources of an independent research consultant. Endowment Advisers may consider legislative materials, studies of corporate governance and other proxy voting issues, and/or analyses of shareholder and management proposals by a certain sector of companies, e.g. small cap companies.

     H. Availability of Policies and Procedures. Endowment Advisers will provide clients with a copy of these Policies and Procedures, as revised from time to time, upon request.

     I. Disclosure of Vote. A client may obtain information on how its proxies were voted by requesting such information from Endowment Advisers. Endowment Advisers does not generally disclose client proxy votes to third parties, other than as required for the Funds, unless specifically requested, in writing, by the client.

IV. PROXY VOTING PROCEDURES

     A. General

          1. Accounts for Which Endowment Advisers Has Proxy Voting
Responsibility

Endowment Advisers is generally responsible for voting proxies with respect to securities held in client accounts unless the investment management agreement explicitly states that Endowment Advisers will not vote proxies for the account. Endowment Advisers is not responsible for voting client securities which are not part of the managed account. However, Endowment Advisers may, as a courtesy, vote certain client securities which are not part of the managed account at the request of its clients subject to the limitations described in Section III.F.6., above.

          2. Adherence to Client Proxy Voting Policies

If a client has its own proxy voting policy, Endowment Advisers and the client will agree in writing on whether Endowment Advisers will vote in accordance with its own policy, whether Endowment Advisers will vote that client's securities in accordance with the client's policy or whether the client will vote its own securities.

          3. Disclosure of Proxy Voting Intentions

Endowment Advisers personnel should not discuss with members of the public how Endowment Advisers intends to vote on any particular proxy proposal. This does not restrict communications in the ordinary course of business with other clients for which Endowment Advisers votes proxies. Disclosure of Endowment Advisers' proxy voting intentions - especially where done with the purpose or effect of influencing the management or control of a company - could trigger various restrictions under the federal securities laws, including under the proxy solicitation, beneficial ownership and short-swing profit liability provisions of the Securities Exchange Act of 1934, as amended. In the event that Endowment Advisers wishes to discuss its voting intentions outside the firm, Endowment Advisers should consult with its counsel before any such discussions.

     B. Operational Procedures

          1. Role of the Proxy Administrator

Once a client account is established and the proxy voting responsibility is determined, the Proxy Administrator ("PA"), is responsible for receiving and processing proxies for securities held in the portfolios of our clients and ensuring that votes are cast. The PA is responsible for ensuring that the registered owners of record, e.g. the client, trustee or custodian bank, that receive proxy materials from the issuer or its information agent, forward proxy materials to Endowment Advisers. Proxies may also be delivered electronically through a proxy service. The PA logs in any proxy materials received, matches them to the securities to be voted and confirms that the correct amount of shares, as of the record date, is reflected on the proxy. Once the proxy statement is logged in, the PA gives it to a research analyst ("Analyst") for consideration.

The PA also compiles and maintains information, for each client for which Endowment Advisers votes proxies, showing the issuer's name, meeting date and manner in which it voted on each proxy proposal. The PA is also responsible for monitoring compliance with client proxy voting policies. A copy of each proxy statement is kept. Endowment Advisers generally seeks to vote proxies at least one (1) week prior to the deadline. Unfortunately, proxy materials are often received with less than a week's time before the deadline, and in such cases, Endowment Advisers uses reasonable efforts to exercise its vote.

     2. Material Conflicts of Interest

          a. Endowment Advisers will take steps to identify the existence of any material conflicts of interest relating to the securities to be voted or the issue at hand. Senior management, portfolio managers and Analysts of Endowment Advisers are expected to disclose to the PA any personal conflicts such as officer or director positions held by them, their spouses or close relatives in the portfolio company. Conflicts based on business relationships or dealings of affiliates of Endowment Advisers will only be considered to the extent that the Endowment Advisers has actual knowledge of such business relationships.

          b. When a material conflict of interest between Endowment Advisers' interests and its clients' interests appears to exist, Endowment Advisers may choose among the following options to eliminate such conflict: (1) vote in accordance with these Policies and Procedures if it involves little or no discretion; (2) vote as recommended by a third-party service if Endowment Advisers utilizes such a service; (3) "echo vote" or "mirror vote" the proxies in the same proportion as the votes of other proxy holders that are not clients of Endowment Advisers; (4) if possible, erect information barriers around the person or persons making voting decisions sufficient to insulate the decision from the conflict; (5) if practical, notify affected clients of the conflict of interest and seek a waiver of the conflict; or (6) if agreed upon in writing with the client, forward the proxies to affected clients allowing them to vote their own proxies.

     3. Role of the Research Analysts

The PA ensures that each proxy statement is directed to the Analyst responsible for following the particular security or industry. The Analysts are responsible for considering the substantive issues relating to any vote, deciding how the shares will be voted, and instructing the PA how to vote the proxies. In determining how to vote a given proxy, Analysts will adhere to these Proxy Voting Policies and Procedures, as revised from time to time, except to the extent superseded by client proxy voting policies or to the extent that a material conflict of interest is identified. In the event of a personal material conflict of interest, the Analyst will refer the decision to another Endowment Advisers Analyst who has no such conflict. In the event of an organizational conflict, Endowment Advisers will follow the procedures outlined in Section IV.B.2.b.3, above. If there is no material conflict of interest, the vote recommendation will be forwarded to the PA to be cast. The Analyst may consult with the PA and/or Senior Management as necessary to identify and resolve conflicts. Analysts are responsible for documenting the rationale for any vote recommendation.

     4. Role of the Third-Party Service Provider(s)

Endowment Advisers may engage a third-party service provider to provide notification of impending votes, including shareholder resolutions, which may be viewed on-line. In addition, Endowment Advisers may engage a third-party service provider to provide web-based proxy voting and recordkeeping services.

V. DOCUMENTATION, RECORDKEEPING AND REPORTING REQUIREMENTS

     A. Documentation. The PA is responsible for:

          1. implementing and updating these Policies and Procedures;

          2. overseeing the proxy voting process;

          3. consulting with Analysts for the relevant portfolio security; and

          4. maintaining proxy voting records.

     B. Recordkeeping.

          1. Endowment Advisers will maintain records of all proxies voted.

          2. As required by Rule 204-2(c), such records will include: (a) a copy of the Policies and Procedures; (b) a copy of any document created by Endowment Advisers that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision; and (c) each written client request for proxy voting records and Endowment Advisers' written response to any (written or oral) client request for such records.

          3. Endowment Advisers will maintain its own proxy statements and record of votes cast. As permitted by Rule 204-2(c), proxy statements and the record of each vote cast by each client account will be maintained by ADP. Endowment Advisers has obtained an undertaking from ADP to provide Endowment Advisers copies of proxy voting records and other documents promptly upon request. Endowment Advisers or ADP may rely on the SEC's EDGAR system to keep records of certain proxy statements if the proxy statements are maintained by issuers on that system (e.g., large U.S.-based issuers).]

          4. Duration. Proxy voting books and records will be maintained in an easily accessible place for a period of five years, the first two in Endowment Advisers' office.

     C. Reporting. Endowment Advisers will initially inform clients of these Policies and Procedures and how a client may learn of the voting record for client's securities through summary disclosure in Part II of Endowment Advisers' Form ADV. Upon receipt of a client's request for more information, Endowment Advisers will provide to the client a copy of these Policies and Procedures and/or, in accordance with the client's stated requirements, how the client's proxies were voted during the period requested subsequent to the adoption of these Policies and Procedures. Such periodic reports, other than those required for the Funds, will not be made available to third parties absent the express written request of the client.

Review of Policies and Procedures. These Policies and Procedures will be subject to period review as deemed appropriate by Endowment Advisers.

VI. SPECIFIC VOTING POLICIES

     A. Summary.

Endowment Advisers' current policies with respect to a number of common issues are briefly summarized as follows:

     o Endowment Advisers generally votes with the recommendations of a company's Board of Directors on routine or non-controversial issues (see examples below).

     o In general, Endowment Advisers opposes anti-takeover proposals, unless unusual circumstances dictate otherwise.

     o In general, Endowment Advisers votes to support the elimination of anti-takeover policies, unless unusual circumstances dictate otherwise.

     o On issues relating to social and/or political responsibility, Endowment Advisers votes all client shares in what we believe to be the best economic interests of our clients unless directed by a client to vote in a certain manner.

     o Proposals not covered by the above-stated guidelines and contested situations are evaluated on a case-by-case basis by the Analyst principally responsible for the particular security.

     B.   Examples of Proxy Voting With Management On Non-Controversial Matters.

     o    Election of directors, in the absence of a contest or controversy.

     o Ratification of selection of independent auditors, in the absence of controversy.

     o Stock option plans for executives, employees or directors which would not increase the aggregate number of shares of stock available for grant under all currently active plans to over 10% of the total number of shares outstanding, and which Endowment Advisers does not oppose for other valid reasons.

     o    Stock splits, if not for anti-takeover purposes.

     o Change of state of incorporation for specific corporate purposes and not for anti-takeover purposes.

     o Employee stock purchase plans and employee stock ownership plans permitting purchase of company stock at 85% or more of fair market value.

     C.   Guidelines for Specific Proxy Voting Issues.


          1. The Board of Directors

               a. Voting on Director Nominees in Uncontested Elections

Votes on director nominees are made on a CASE-BY-CASE basis, examining the following factors:

     o    Long-term corporate performance record relative to a market index;

     o    Composition of board and key board committees;

     o    Nominee's attendance at meetings (past two years);

     o    Nominee's investment in the company;

     o    Whether a retired CEO sits on the board; and

     o    Whether the chairman is also serving as CEO.

In cases of significant votes and when information is readily available, we also review:

     o    Corporate governance provisions and takeover activity;

     o    Board decisions regarding executive pay;

     o    Director compensation;

     o    Number of other board seats held by nominee; and

     o    Interlocking directorships.

               b. Chairman and CEO are the Same Person

We vote on a CASE-BY-CASE basis on shareholder proposals that would require the positions of chairman and CEO to be held by different persons.

               c. Majority of Independent Directors

Shareholder proposals that request that the board be comprised of a majority of independent directors are evaluated on a CASE-BY-CASE basis.

We vote FOR shareholder proposals that request that the board audit, compensation and/or nominating committees include independent directors exclusively.

               d. Stock Ownership Requirements

We generally vote AGAINST shareholder proposals requiring directors to own a minimum amount of company stock in order to qualify as a director, or to remain on the board.

               e. Term of Office

We generally vote AGAINST shareholder proposals to limit the tenure of outside directors.

               f. Director and Officer Indemnification and Liability Protection

Proposals concerning director and officer indemnification and liability protection are evaluated on a CASE-BY-CASE basis.

We generally vote AGAINST proposals to limit or eliminate entirely director and officer liability for monetary damages for violating the duty of care.

We generally vote AGAINST indemnification proposals that would expand coverage beyond just legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligations than mere carelessness.

We generally vote FOR only those proposals that provide such expanded coverage in cases when a director's or officer's legal defense was unsuccessful if: (1) the director was found to have acted in good faith and in a manner that he reasonably believed was in the best interests of the company, and (2) only if the director's legal expenses would be covered.

          2. Charitable Contributions

We generally vote AGAINST shareholder proposals to eliminate, direct or otherwise restrict charitable contributions.

          3. Proxy Contests

               a. Voting for Director Nominees in Contested Elections

Votes in a contested election of directors are evaluated on a CASE-BY-CASE basis, considering the following factors:

     o Long-term financial performance of the target company relative to its industry;

     o    Management's track record;

     o    Background to the proxy contest;

     o    Qualifications of director nominees (both slates);

     o Evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met; and

     o    Stock ownership positions.

               b. Reimburse Proxy Solicitation Expenses

Decisions to provide full reimbursement for dissidents waging a proxy contest are made on a CASE-BY-CASE basis.

          4. Auditors

We generally vote FOR proposals to ratify auditors, unless: an auditor has a financial interest in or association with the company, and is therefore not independent; or there is reason to believe that the independent auditor has rendered an opinion which is neither accurate nor indicative of the company's financial position.

          5. Proxy Contest Defenses

               a. Board Structure: Staggered vs. Annual Elections

We generally vote AGAINST proposals to classify the board.

We vote FOR proposals to repeal classified boards and to elect all directors annually.

               b. Shareholder Ability to Remove Directors

We vote AGAINST proposals that provide that directors may be removed only for cause.

We vote FOR proposals to restore shareholder ability to remove directors with or without cause.

We vote AGAINST proposals that provide that only continuing directors may elect replacements to fill board vacancies.

We vote FOR proposals that permit shareholders to elect directors to fill board vacancies.

               c. Cumulative Voting

We vote AGAINST proposals to eliminate cumulative voting.

We vote FOR proposals to permit cumulative voting.

               d. Shareholder Ability to Call Special Meetings

We vote AGAINST proposals to restrict or prohibit shareholder ability to call special meetings.

We vote FOR proposals that remove restrictions on the right of shareholders to act independently of management.

               e. Shareholder Ability to Act by Written Consent

We vote AGAINST proposals to restrict or prohibit shareholder ability to take action by written consent.

We vote FOR proposals to allow or make easier shareholder action by written consent.

               f. Shareholder Ability to Alter the Size of the Board

We review on a CASE-BY-CASE basis proposals that seek to fix the size of the board.

We vote AGAINST proposals that give management the ability to alter the size of the board without shareholder approval.

               6. Tender Offer Defenses

                    a. Poison Pills

We vote FOR shareholder proposals that ask a company to submit its poison pill for shareholder ratification.

We review on a CASE-BY-CASE basis shareholder proposals to redeem a company's poison pill.

We review on a CASE-BY-CASE basis management proposals to ratify a poison pill.

               b. Fair Price Provisions

We vote CASE-BY-CASE on fair price proposals, taking into consideration whether the shareholder vote requirement embedded in the provision is no more than a majority of disinterested shares.

We vote FOR shareholder proposals to lower the shareholder vote requirement in existing fair price provisions.

               c. Greenmail

We vote FOR proposals to adopt anti-greenmail charter or bylaw amendments or otherwise restrict a company's ability to make greenmail payments.

We review on a CASE-BY-CASE basis anti-greenmail proposals when they are bundled with other charter or bylaw amendments.

               d. Pale Greenmail

We review on a CASE-BY-CASE basis restructuring plans that involve the payment of pale greenmail.

               e. Unequal Voting Rights

We vote AGAINST dual class exchange offers.

We vote AGAINST dual class recapitalizations.

               f. Supermajority Shareholder Vote Requirement to Amend the Charter or Bylaws

We vote AGAINST management proposals to require a supermajority shareholder vote to approve charter and bylaw amendments.

We vote FOR shareholder proposals to lower supermajority shareholder vote requirements for charter and bylaw amendments.

               g. Supermajority Shareholder Vote Requirement to Approve Mergers

We vote AGAINST management proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations.

We vote FOR shareholder proposals to lower supermajority shareholder vote requirements for mergers and other significant business combinations.

               h. White Squire Placements

We vote FOR shareholder proposals to require approval of blank check preferred stock issues for other than general corporate purposes.

          7. Miscellaneous Governance Provisions

               a. Confidential Voting

We vote FOR shareholder proposals that request corporations to adopt confidential voting, use independent tabulators and use independent inspectors of election as long as the proposals include clauses for proxy contests as follows: in the case of a contested election, management is permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents do not agree, the confidential voting policy is waived.

We vote FOR management proposals to adopt confidential voting.

               b. Equal Access

We vote FOR shareholder proposals that would allow significant company shareholders equal access to management's proxy material in order to evaluate and propose voting recommendations on proxy proposals and director nominees, and in order to nominate their own candidates to the board.

               c. Bundled Proposals

We review on a CASE-BY-CASE basis bundled or "conditioned" proxy proposals. In the case of items that are conditioned upon each other, we examine the benefits and costs of the packaged items. In instances when the joint effect of the conditioned items is not in shareholders' best interest, we vote against the proposals. If the combined effect is positive, we support such proposals.

               d. Shareholder Advisory Committees

We review on a CASE-BY-CASE basis proposals to establish a shareholder advisory committee.

          8. Capital Structure

               a. Common Stock Authorization

We review on a CASE-BY-CASE basis proposals to increase the number of shares of common stock authorized for issue.

We vote AGAINST proposed common stock authorizations that increase the existing authorization by more than 100 percent unless a clear need for the excess shares is presented by the company.

               b. Stock Distributions: Splits and Dividends

We vote FOR management proposals to increase common share authorization for a stock split, provided that the split does not result in an increase of authorized but unissued shares of more than 100% after giving effect to the shares needed for the split.

               c. Reverse Stock Splits

We vote FOR management proposals to implement a reverse stock split, provided that the reverse split does not result in an increase of authorized but unissued shares of more than 100% after giving effect to the shares needed for the reverse split.

               d. Blank Check Preferred Authorization

We vote FOR proposals to create blank check preferred stock in cases when the company expressly states that the stock will not be used as a takeover defense or carry superior voting rights.

We review on a CASE-BY-CASE basis proposals that would authorize the creation of new classes of preferred stock with unspecified voting, conversion, dividend and distribution, and other rights.

We review on a CASE-BY-CASE basis proposals to increase the number of authorized blank check preferred shares.

               e. Shareholder Proposals Regarding Blank Check Preferred Stock

We vote FOR shareholder proposals to have blank check preferred stock placements, other than those shares issued for the purpose of raising capital or making acquisitions in the normal course of business, submitted for shareholder ratification.

               f. Adjust Par Value of Common Stock

We vote FOR management proposals to reduce the par value of common stock.

               g. Pre-emptive Rights

We review on a CASE-BY-CASE basis proposals to create or abolish pre-emptive rights. In evaluating proposals on preemptive rights, we look at the size of a company and the characteristics of its shareholder base.

               h. Debt Restructurings

We review on a CASE-BY-CASE basis proposals to increase common and/or preferred shares and to issue shares as part of a debt-restructuring plan. We consider the following issues:

Dilution - How much will ownership interest of existing shareholders be reduced, and how extreme will dilution to any future earnings be?

Change in Control - Will the transaction result in a change in control of the company?


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Bankruptcy - Is the threat of bankruptcy, which would result in severe losses in shareholder value, the main factor driving the debt restructuring?

Generally, we approve proposals that facilitate debt restructurings unless there are clear signs of self-dealing or other abuses.

               i. Share Repurchase Programs

We vote FOR management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.

          9. Executive and Director Compensation

In general, we vote on a CASE-BY-CASE basis on executive and director compensation plans, with the view that viable compensation programs reward the creation of shareholder wealth by having a high payout sensitivity to increases in shareholder value.

Other factors, such as repricing underwater stock options without shareholder approval, would cause us to vote against a plan. Additionally, in some cases we would vote against a plan deemed unnecessary.

               a. OBRA-Related Compensation Proposals

o AMENDMENTS THAT PLACE A CAP ON ANNUAL GRANT OR AMEND ADMINISTRATIVE FEATURES

Vote FOR plans that simply amend shareholder-approved plans to include administrative features or place a cap on the annual grants any one participant may receive to comply with the provisions of Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 ("OBRA").

o AMENDMENTS TO ADD PERFORMANCE-BASED GOALS

We vote FOR amendments to add performance goals to existing compensation plans to comply with the provisions of Section 162(m) of OBRA.

o AMENDMENTS TO INCREASE SHARES AND RETAIN TAX DEDUCTIONS UNDER OBRA

Votes on amendments to existing plans to increase shares reserved and to qualify the plan for favorable tax treatment under the provisions of Section 162(m) should be evaluated on a CASE-BY-CASE basis.

o APPROVAL OF CASH OR CASH-AND-STOCK BONUS PLANS

We vote FOR cash or cash-and-stock bonus plans to exempt the compensation from taxes under the provisions of Section 162(m) of OBRA.

               b. Shareholder Proposals to Limit Executive and Director Pay

We review on a CASE-BY-CASE basis all shareholder proposals that seek additional disclosure of executive and director pay information.


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

We review on a CASE-BY-CASE basis all other shareholder proposals that seek to limit executive and director pay.

               c. Golden and Tin Parachutes

We vote FOR shareholder proposals to have golden and tin parachutes submitted for shareholder ratification.

We review on a CASE-BY-CASE basis all proposals to ratify or cancel golden or tin parachutes.

               d. Employee Stock Ownership Plans (ESOPs)

We vote FOR proposals that request shareholder approval in order to implement an ESOP or to increase authorized shares for existing ESOPs, except in cases when the number of shares allocated to the ESOP is "excessive" (i.e., generally greater than five percent of outstanding shares).

               e. 401(k) Employee Benefit Plans

We vote FOR proposals to implement a 401(k) savings plan for employees.

          10. State of Incorporation

               a. Voting on State Takeover Statutes

We review on a CASE-BY-CASE basis proposals to opt in or out of state takeover statutes (including control share acquisitions statutes, control share cash-out statutes, freeze-out provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, anti-greenmail provisions, and disgorgement provisions).

               b. Voting on Reincorporation Proposals

Proposals to change a company's state of incorporation are examined on a CASE-BY-CASE basis.

          11. Mergers and Corporate Restructurings

               a. Mergers and Acquisitions

Votes on mergers and acquisitions are considered on a CASE-BY-CASE basis, taking into account at least the following:

     o    Anticipated financial and operating benefits;

     o    Offer price (cost vs. premium);

     o    Prospects of the combined companies;

     o    How the deal was negotiated; and

     o Changes in corporate governance and their impact on shareholder rights.

               b. Corporate Restructuring

Votes on corporate restructuring proposals, including minority squeeze-outs, leveraged buyouts, spin-offs, liquidations, and asset sales are considered on a CASE-BY-CASE basis.

               c. Spin-offs

Votes on spin-offs are considered on a CASE-BY-CASE basis depending on the tax and regulatory advantages, planned use of sale proceeds, market focus, and managerial incentives.

               d. Asset Sales

Votes on asset sales are made on a CASE-BY-CASE basis after considering the impact on the balance sheet/working capital, value received for the asset, and potential elimination of diseconomies.

               e. Liquidations

Votes on liquidations are made on a CASE-BY-CASE basis after reviewing management's efforts to pursue other alternatives, appraisal value of assets, and the compensation plan for executives managing the liquidation.

               f. Appraisal Rights

We vote FOR proposals to restore, or provide shareholders with, rights of appraisal.

               g. Changing Corporate Name

We vote FOR changing the corporate name.

          12. Mutual Fund Proxies

               a. Election of Trustees

We vote on trustee nominees on a CASE-BY-CASE basis.

               b. Investment Advisory Agreement

We vote on investment advisory agreements on a CASE-BY-CASE basis.

               c. Fundamental Investment Restrictions

We vote on amendments to a fund's fundamental investment restrictions on a CASE-BY-CASE basis.

               d. Distribution Agreements

We vote on distribution agreements on a CASE-BY-CASE basis.

          13. Social and Environmental Issues

We consider shareholder social and environmental proposals on a CASE-BY-CASE basis.



Dated: January 16, 2004, as amended March 17, 2005.



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
                            TANGLEWOOD ASSET MANAGEMENT, LLC

                        IA POLICIES AND PROCEDURES MANUAL
                               PROXY VOTING POLICY

Tanglewood Asset Management, LLC, as a matter of policy and as a fiduciary to our clients, has responsibility for voting proxies for portfolio securities consistent with the best economic interests of the clients. Our firm maintains written policies and procedures as to the handling, research, voting and reporting of proxy voting and makes appropriate disclosures about our firm's proxy policies and practices. Our policy and practice includes the responsibility to monitor corporate actions, receive and vote client proxies and disclose any potential conflicts of interest as well as making information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records.

BACKGROUND

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised.

Investment advisers registered with the SEC, and which exercise voting authority with respect to client securities, are required by Rule 206(4)-6 of the Advisers Act to (a) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how you address material conflicts that may arise between an adviser's interests and those of its clients; (b) to disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities; and (c) to describe to clients a summary of its proxy voting policies and procedures and, upon request, furnish a copy to its clients.

RESPONSIBILITY

The President has the responsibility for the implementation and monitoring of our proxy voting policy, practices, disclosures and record keeping, including outlining our voting guidelines in our procedures.

PROCEDURE

Tanglewood Asset Management, LLC has adopted procedures to implement the firm's policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which may be summarized as follows:

1. Voting Procedures

     o All employees will forward any proxy materials received on behalf of clients to the Portfolio Manager of record;

     o Portfolio Manager will determine which client accounts hold the security to which the proxy relates;

     o Absent material conflicts, the Portfolio Manager of record will determine how Tanglewood Asset Management, LLC should vote the proxy in accordance with applicable voting guidelines, complete the proxy and mail the proxy in a timely and appropriate manner.

2. Disclosure

     o Tanglewood Asset Management, LLC will provide conspicuously displayed information in its Disclosure Document summarizing this proxy voting policy and procedures, including a statement that clients may request information regarding how Tanglewood Asset Management, LLC voted a client's proxies, and that clients may request a copy of these policies and procedures.

     o Tanglewood Asset Management, LLC will also send a copy of this summary to all existing clients who have previously received Tanglewood Asset Management, LLC's Disclosure Document; or it may send each client the amended Disclosure Document. Either mailing shall highlight the inclusion of information regarding proxy voting.

3. Client Requests for Information

     o All client requests for information regarding proxy votes, or policies and procedures, received by any employee should be forwarded to Tanglewood Asset Management, LLC.

     o In response to any request Tanglewood Asset Management, LLC will prepare a written response to the client with the information requested, and as applicable will include the name of the issuer, the proposal voted upon, and how Tanglewood Asset Management, LLC voted the client's proxy with respect to each proposal about which client inquired.

4. Voting Guidelines

     o In the absence of specific voting guidelines from the client, Tanglewood Asset Management, LLC will vote proxies in the best interests of each particular client. Tanglewood Asset Management, LLC's policy is to vote all proxies from a specific issuer the same way for each client absent qualifying restrictions from a client. Clients are permitted to place reasonable restrictions on Tanglewood Asset Management, LLC's voting authority in the same manner that they may place such restrictions on the actual selection of account securities.

     o Tanglewood Asset Management, LLC will generally vote in favor of routine corporate housekeeping proposals such as the election of directors and selection of auditors absent conflicts of interest raised by an auditors non-audit services.

     o Tanglewood Asset Management, LLC will generally vote against proposals that cause board members to become entrenched or cause unequal voting rights.

     o In reviewing proposals, Tanglewood Asset Management, LLC will further consider the opinion of management and the effect on management, and the effect on shareholder value and the issuer's business practices.

5. Conflicts of Interest

     o Tanglewood Asset Management, LLC will identify any conflicts that exist between the interests of the adviser and the client by reviewing the relationship of Tanglewood Asset Management, LLC with the issuer of each security to determine if Tanglewood Asset Management, LLC or any of its employees has any financial, business or personal relationship with the issuer.

     o If a material conflict of interest exists, the President will determine whether it is appropriate to disclose the conflict to the affected clients, to give the clients an opportunity to vote the proxies themselves, or to address the voting issue through other objective means such as voting in a manner consistent with a predetermined voting policy or receiving an independent third party voting recommendation.

     o Tanglewood Asset Management, LLC will maintain a record of the voting resolution of any conflict of interest.

6. Recordkeeping

     o Tanglewood Asset Management, LLC shall retain the following proxy records in accordance with the SEC's five-year retention requirement.

     o    These policies and procedures and any amendments;

     o    Each proxy statement that Tanglewood Asset Management, LLC receives;

     o    A record of each vote that Tanglewood Asset Management, LLC casts;

     o Any document Tanglewood Asset Management, LLC created that was material to making a decision how to vote proxies, or that memorializes that decision including period reports to the General Manager;

     o A copy of each written request from a client for information on how Tanglewood Asset Management, LLC voted such client's proxies, and a copy of any written response.